OFFICE OF THE COMPTROLLER OF THE CURRENCY
Washington, D.C.  20219

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 31, 2007

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM: TO:

OCC Charter Number: 24442

1ST CENTURY BANK, NATIONAL ASSOCIATION
(Exact name of registrant as specified in its charter)

UNITED STATES	20-0356618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1875 Century Park East, Suite 1400, Los Angeles, California 90067
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 270-9500

SECURITIES REGISTERED UNDER SECTION 12(b) OF THE EXCHANGE ACT: None
SECURITIES REGISTERED UNDER SECTION 12(g) OF THE EXCHANGE ACT: None
(Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes ☒	No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐	No ☒

As of March 31, 2007, the issuer had outstanding 9,829,058 shares of common stock, par value $5.00 per share, its only class of common stock.

Transitional Small Business Disclosure Format (check one): Yes ☐ No ☒

i

PART I. FINANCIAL INFORMATION

ii

PART I. FINANCIAL INFORMATION

ITEM 1.  Financial Statements
1stCentury Bank, N.A.
Unaudited Statements of Financial Condition
(in thousands, except share data)

	March 31, 2007	December 31, 2006
ASSETS
Cash and due from banks	$5,140	$4,687
Federal funds sold	52,395	16,505
Total cash and cash equivalents	57,535	21,192
Interest-earning deposits at other financial institutions	119	123
Investments – available for sale, at estimated fair value	32,015	42,406
Investments – held to maturity, at amortized cost	6,118	6,270
Federal Reserve Bank stock, at cost	1,649	1,649
Federal Home Loan Bank stock, at cost	881	868
Loans, net of allowance for loan losses of $1,685 and $1,668 at March 31, 2007 and 2006, respectively.	121,430	126,312
Premises and equipment, net	672	709
Accrued interest and other assets	1,307	1,223
Total Assets	$221,726	$200,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest-bearing demand deposits	$36,706	$29,929
Interest-bearing deposits:
Interest-bearing checking	4,215	4,348
Savings and money market demand	52,648	30,977
Certificates of deposit less than $100	13,767	18,204
Certificates of deposit of $100 or greater	58,099	61,629
Total Deposits	165,435	145,087
Accrued interest and other liabilities	1,812	1,556
Total Liabilities	167,247	146,643

Common stock, $5 par value – 50,000,000 shares authorized, 9,829,058 and 9,783,722 issued and outstanding at March 31, 2007 and December 31, 2006, respectively	49,145	48,919
Additional paid-in capital	12,876	12,825
Deferred compensation	(703)	(538)
Pre-opening accumulated deficit	(1,596)	(1,596)
Accumulated deficit from operations	(4,729)	(4,893)
Accumulated other comprehensive loss, net of tax	(514)	(608)

Total Stockholders’ Equity	54,479	54,109
Total Liabilities and Stockholders’ Equity	$221,726	$200,752

The accompanying notes are an integral part of these financial statements.

1stCentury Bank, N.A.
Unaudited Statements of Income
(in thousands, except share data)

	Three Months Ended March 31,
	2007	2006
Interest income on:
Loans	$2,634	$1,655
Investments	523	602
Other	418	317
Total interest income	3,575	2,574
Interest expense on:
Deposits	1,322	537
Total interest expense	1,322	537
Net interest income	2,253	2,037
Provision for loan losses	17	-
Net interest income after provision for loans losses	2,236	2,037
Non-interest income	175	24
Non-interest expenses:
Compensation and benefits	1,170	1,088
Occupancy	206	170
Professional fees	451	145
Marketing	51	67
Technology	80	67
Other operating expenses	289	250
Total non-interest expenses	2,247	1,787
Income before income taxes	164	274
Income taxes	-	-
Net income	164	274
Other comprehensive income (loss)	94	(262)
Total comprehensive income	$258	$12

Basic income per share	$0.02	$0.03
Diluted income per share	$0.02	$0.03

The accompanying notes are an integral part of these financial statements.

1stCentury Bank, N.A.
Unaudited Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31, 2007	March 31, 2006
Cash flows from operating activities:
Net income	$164	$274
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	60	63
Provision for loan losses	17	-
Amortization of deferred loan costs (fees)	(82)	(134)
Non-cash stock compensation	161	32
Net (accretion) amortization of premiums & discounts from investment securities AFS	3	(4)
Net (accretion) amortization of premiums & discounts from investment securities HTM	(2)	(4)
Increase in accrued interest receivable and other assets	(84)	(41)
(Decrease) increase in accrued interest payable and other liabilities	256	(311)
Net cash provided by (used in) operating activities	493	(125)
Cash flows from investing activities:
Net change in interest-earning deposits at other financial institutions	4	(176)
Activity in securities available for sale:
Purchases	-	(6,125)
Maturity, principal reductions and calls	5,483	2,832
Proceeds from the sale of securities	4,999	-
Activity in securities held to maturity:
Purchases	(197)	(99)
Proceeds from principal reductions	351	353
Loan originations and principal collections, gross	4,947	2,801
Purchase of premises and equipment	(23)	(46)
Purchase of Federal Reserve Bank stock and Federal Home Loan Bank stock	(13)	(5)
Net cash provided by (used in) investing activities	15,551	(465)
Cash flows from financing activities:
Net increase in deposits	20,348	9,326
Exercise of stock options	37	47
Taxes paid on net issuance exercise of stock options	(86)	-
Net cash provided by financing activities	20,299	9,373
Increase in cash and cash equivalents	36,343	8,783
Cash and cash equivalents, beginning of period	21,192	15,249
Cash and cash equivalents, end of period	$57,535	$24,032

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$986	$414
Income taxes	-	-
Non-cash investing and financing activities:
Net increase (decrease) on unrealized loss on investments AFS	$(94)	$262
Non-cash issuance of stock	$201	$-

The accompanying notes are an integral part of these financial statements.

1STCENTURY BANK, N.A. NOTES TO FINANCIAL STATEMENTS, unaudited

(1)           Nature of Operation

1st Century Bank, N.A. (the “Bank”) was approved to open for business on March 1, 2004 in the State of California operating under the laws of a National Association (“N.A.”) regulated by the Office of the Comptroller of the Currency (“OCC”). The Bank is a commercial bank that focuses on closely held and family owned businesses and their employees, professional service firms, real estate professionals and investors, the legal, accounting and medical professions, and small and medium-sized businesses and individuals in Los Angeles County. The Bank provides a wide range of banking services to meet the financial needs of the local residential community, with an orientation primarily directed toward owners and employees of the business client base. The Bank is subject to both the regulations and periodic examinations by the OCC, which is the federal regulatory agency.

(2)           Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all footnotes as would be necessary for a fair presentation of financial position, results of operations and changes in cash flows in conformity with accounting principles generally accepted in the United States of America. However, these interim financial statements reflect all adjustments (consisting of normal recurring adjustments and accruals) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. These unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a basis consistent with, and should be read in conjunction with, the audited financial statements as of and for the year ended December 31, 2006, and the notes thereto included in the Form 10-K filed under the Securities and Exchange Act of 1934 (the “Exchange Act”).

The results of operations for the three months ended March 31, 2007, are not necessarily indicative of the results of operations that may be expected for any other interim period or for the year ending December 31, 2007.

Use of Estimates

The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and with the prevailing practices in the banking industry. Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates used by management in preparation of its financial statements include the allowance for loan losses and the valuation of deferred tax assets.  It is at least reasonably possible that a material change in this estimate may occur in the near term and cause actual results to differ materially.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes and confirms that repayment is uncollectible. Subsequent repayments or recoveries, if any, are credited to the allowance. The Bank began operations in March 2004 and lacks sufficient historical data from the performance of loans in the loan portfolio to extrapolate reserve percentages at this time.  The provisions reflect management’s evaluation of the adequacy of the allowance based upon the following factors: Estimates used from historical peer group loan loss data; the nature and volume of the loan portfolio including concentrations of credit; adverse situations that may affect the borrower’s ability to repay; the estimated value of any underlying collateral; and, prevailing economic conditions.  The allowance is based on estimates, and actual losses may vary from the estimates. No assurance can be given that adverse future economic conditions will not lead to delinquent loans, increases in the provision for loan losses and/or charge-offs.  Management believes that the allowance as of March 31, 2007 is adequate to absorb known and inherent risks in the loan portfolio.

Income per Share

The Bank reports both basic and diluted income per share.  Basic income per share is determined by dividing income by the weighted average number of shares of common stock outstanding, while diluted income per share is determined by dividing income by the weighted average number of shares of common stock outstanding adjusted for the dilutive effect of common stock equivalents.  Potential dilutive common shares related to outstanding stock options and restricted stock are determined using the treasury stock method.

	Three Months Ended March 31,
(dollars in thousands)	2007	2006

Net income	$164	$274
Weighted average number of common shares outstanding	9,796,421	9,724,546
Effect of dilutive options	456,509	808,727
Effect of dilution of restricted stock	90,089	19,422
Weighted average number of common shares outstanding used to calculate diluted income per common share	10,343,019	10,552,695

There were no anti-dilutive shares excluded from the weighted average shares outstanding calculation during the periods ended March 31, 2007 and 2006, respectively.  Actual shares outstanding as of March 31, 2007 and 2006, were 9,829,058 and 9,726,113, respectively.

Stock-Based Compensation

Prior to 2006, the Bank accounted for share-based compensation to employees under the intrinsic value method in Accounting Principles Board (“APB”) Opinion No. 25 (“APB No. 25”), Accounting for Stock Issued to Employees.  On October 20, 2005, the Board approved the acceleration of vesting for all of the outstanding options.    During the three month periods ended March 31, 2007 and 2006, there were no non-cash stock compensation expenses recognized due to the estimated compensation expense required by FASB Interpretation No. 44 for the stock options that were accelerated in October 2005. Future non-cash stock compensation related to the acceleration of the vesting may fluctuate as a result of changes in management’s estimate due to unforeseen changes in the employment status of option holders.

Beginning on January 1, 2006, the Bank began recognizing compensation expense for stock options in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised) (“SFAS No. 123R”), Share-Based Payment.  The Bank elected to use the modified prospective transition method as permitted by SFAS No. 123R and therefore has not restated the financial results for prior periods.  No options have been issued since adoption.

On October 20, 2005, the Bank granted 24,000 restricted stock awards to the directors with a vesting period of four months and 31,000 restricted stock awards to employees with a cliff vesting period of four years. On May 1, 2006, the Bank granted 26,500 restricted stock awards to the directors and 50,000 restricted stock awards to employees with a cliff vesting period of three years.  On January 24, 2007, the Bank granted 40,000 restricted stock awards to employees with various cliff vesting periods: 5,000 awards vesting on the grant date, 5,000 awards with a cliff vesting period of eight months, 10,000 awards with a cliff vesting period of twenty months, 10,000 awards with a cliff vesting period of thirty-two months, and 10,000 awards with a cliff vesting period of three years. Also, in January 2007, the Board granted 5,347 restricted stock awards to consultants.  The restricted stock awards, accounted for under SFAS No. 123R, are considered fixed awards as the number of shares and fair value is known at the date of grant and the value is amortized over the vesting and/or service period.  Non-cash stock compensation expense recognized in the unaudited statements of income related to the restricted stock awards was $161,000 and $33,000 for the three month periods ended March 31, 2007 and 2006, respectively.

The following table represents the status of all optioned shares and exercise price for both plans for the three month periods ended March 31, 2007 and 2006.

	March 31, 2007		March 31, 2006
Directors and Employees Stock Option Plan	Number of	Weighted Avg	Number of	Weighted Avg
	Options	Exercise Price	Options	Exercise Price
Beginning Balance	1,904,554	$5.64	1,990,654	$6.09
Granted	-	-	-	-
Exercised	34,989	$5.16	6,500	$5.00
Forfeited	162,511	$5.00	-	-
Ending Balance	1,707,054	$5.71	1,984,154	$6.10

Of the 162,511 forfeited options, 157,511 shares of stock were cancelled on March 30, 2007, in order to pay for the exercise price and tax withholding on a net issuance exercise.  The remaining contractual life of the Directors and Employees Stock Option Plan outstanding options were 7.15 years and 8.46 years at March 31, 2007 and 2006, respectively.  All options under the Directors and Employees Stock Option Plan were exercisable at March 31, 2007 and 2006.

	Three months ended
	March 31, 2007		March 31, 2006
Founders Stock Option Plan	Number of	Weighted Avg	Number of	Weighted Avg
	Options	Exercise Price	Options	Exercise Price
Beginning Balance	135,700	$5.00	138,700	$5.00
Granted	-	-	-	-
Exercised	-	-	3,000	$5.00
Forfeited	-	-	-	-
Ending Balance	135,700	$5.00	135,700	$5.00

The remaining contractual life of the Founders Stock Options outstanding was 6.91 years and 7.91 years at March 31, 2007 and March 31, 2006, respectively. All options under the Founders Stock Options Plan were exercisable at March 31, 2007 and 2006.

The aggregate intrinsic value of all options outstanding at March 31, 2007 was $2,742,450.  The aggregate intrinsic value represents the difference between the Bank’s closing stock price on the last trading day of the period, which was $7.25 on March 30, 2007, and the exercise prices multiplied by the number of options outstanding.  The total intrinsic value of options exercised was approximately $300,000 and $42,000 for the three months ended March 31, 2007 and 2006, respectively.

Non-vested Shares of Restricted Stock

	March 31, 2007		March 31, 2006
Restricted Shares	Number of	Weighted Avg Fair Value	Number of	Weighted Avg Fair Value
	Shares	at Grant Date	Shares	at Grant Date
Beginning Balance	83,000	$8.49	55,000	$6.85
Granted	45,347	8.16	-	-
Vested	(5,000)	8.00	(24,000)	6.85
Forfeited	(6,000)	8.09	-	-
Ending Balance	117,347	$8.41	31,000	$6.85

The following table sets forth the Bank’s future restricted stock expense, assuming no forfeitures.  The amounts shown below include restricted stock granted in January 2007.

Year ending December 31
2007	$259,368
2008	298,680
2009	137,073
2010	1,852
$696,973

The following table details the amount of shares authorized and available under the Plans as of March 31, 2007.

Shares Issued (1)	30% of Shares Issued (2)	Options Outstanding	Less Options Previously Exercised	Non-forfeited Restricted Shares Granted	Total Shares Available for Future Issuance
9,829,058	2,948,717	1,707,054	109,098	117,347	1,015,218

(1) Shares issued in the initial public offering and secondary offering totaled 5,280,000 and 4,399,613, respectively

(2) The number of shares authorized for awards of equity share options or awards of stock is limited to 30% of shares issued.

Adoption of FASB Interpretation No. 48

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in tax returns.  The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Bank adopted FIN 48 as of January 1, 2007 and the adoption of FIN 48 did not impact the Bank’s financial position or results from operations.

Recently Issued Accounting Pronouncement

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value.  This statement will be effective for financial statements for the year ending December 31, 2008.  Management is currently evaluating the impact of this pronouncement on the Bank.

(3)Securities

The following is a summary of the investments categorized as available-for-sale and held-to-maturity at the amortized cost and approximate market values with gross unrealized gains and losses at March 31, 2007 and December 31, 2006:

	March 31, 2007
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Available-for-Sale	Cost	Gains	Losses	Value
U.S. Govt and Federal Agency Securities	$3,000	$-	$(41)	$2,959
Mortgage-backed securities	28,671	-	(473)	28,198
Collateralized Mortgage Obligations	858	-	-	858
Total	$32,529	$-	$(514)	$32,015

	March 31, 2007
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Held-to-Maturity	Cost	Gains	Losses	Value
U.S. Govt and Federal Agency Securities	$197	$-	$-	$197
Mortgage-backed securities	1,365	-	(36)	1,329
Collateralized Mortgage Obligations	4,556	40	(11)	4,585
Total	$6,118	$40	$(47)	$6,111

	December 31, 2006
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Available-for-Sale	Cost	Gains	Losses	Value
U.S. Govt and Federal Agency Securities	$7,001	$-	$(58)	$6,943
Mortgage-backed securities	31,679	10	(570)	31,119
Collateralized Mortgage Obligations	4,333	13	(2)	4,344
Total	$43,013	$23	$(630)	$42,406

	December 31, 2006
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Held-to-Maturity	Cost	Gains	Losses	Value
U.S. Govt and Federal Agency Securities	$100	$-	$-	$100
Mortgage-backed securities	1,421	-	(43)	1,378
Collateralized Mortgage Obligations	4,749	20	(19)	4,750
Total	$6,270	$20	$(62)	$6,228

At March 31, 2007, the carrying amount of securities pledged to the Federal Home Loan Bank of San Francisco, to secure a borrowing facility, was $6,790,000.  The Bank had no borrowings outstanding at March 31, 2007 or December 31, 2006.  Additionally, at March 31, 2007, the carrying amount of securities pledged to the State of California Treasurer’s Office to secure deposits received from them was $31,344,000.  Of the $31,344,000 in pledged securities, $29,204,000 was designated available-for-sale and $2,140,000 was designated held-to-maturity.

The amortized cost and fair value of investment securities by contractual maturity and weighted average yields at March 31, 2007 are as follows below:

(dollars in thousands)
Held-to-Maturity	1Year or Less	Weighted Average Yield	After 1 Through 5 Years	Weighted Average Yield	After 5 Through 10 Years	Weighted Average Yield	After 10 Years	Weighted Average Yield	Total	Weighted Average Yield
US Government Agency	$197	4.99%	$-	-%	$-	-%	$-	-%	$197	4.99%
Mortgage-backed Securities	-	-	-	-	-	-	1,365	4.57	1,365	4.57
Collateralized Mortgage Obligations	-	-	-	-	-	-	4,556	5.10	4,556	5.10
Total	$197	4.99%	$-	-%	$-	-%	$5,921	4.98%	$6,118	4.98%

Available-for-Sale
US Government Agency	$2,959	3.36%	$-	-%	$-	-%	$-	-%	$2,959	3.36%
Mortgage-backed Securities	-	-	4,520	3.34	8,070	4.55	15,607	4.89	28,198	4.54
Collateralized Mortgage Obligations	-	-	-	-	-	-	858	5.54	858	5.54
Total	$2,959	3.36%	$4,520	3.34%	$8,070	4.55%	$16,465	4.92%	$32,015	4.46%

Information pertaining to securities with gross unrealized losses at March 31, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than Twelve Months		Over Twelve Months
	Gross		Gross
(dollars in thousands)	Unrealized	Fair	Unrealized	Fair
Investments-Available-for-Sale	Losses	Value	Losses	Value
U.S. Gov’t and Federal Agency Securities	$-	$-	$41	$2,959
FHLMC/FNMA – issued Mortgage-backed securities	-	-	473	28,198
Collateralized Mortgage Obligations	-	-	-	-
Total securities available-for-sale	$-	$-	$514	$31,157

Investments-Held-to-Maturity
U.S. Gov’t and Federal Agency Securities	$-	$-	$-	$-
FHLMC/FNMA – issued Mortgage-backed securities	-	-	36	1,329
Collateralized Mortgage Obligations	-	-	11	566
Total securities held-to-maturity	$-	$-	$47	$1,895

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At March 31, 2007, the market value of securities which have been in a continuous loss position for 12 months or more totaled $33.1 million, with unrealized losses of $561,000.  For investments in an unrealized loss position at March 31, 2007, the Bank has the intent and ability to hold these investments until the full recovery of their carrying value.  All individual securities that have been in a continuous loss position for 12 months or longer at March 31, 2007 had investment grade ratings upon purchase.  The issuers of these securities have not, to the Bank’s knowledge, established any cause for default on these securities and the various rating agencies have reaffirmed these securities’ investment grade status at March 31, 2007.  Therefore, none of the securities are considered other-than-temporarily impaired at March 31, 2007.

(4)	Loans

As of March 31, 2007 and December 31, 2006, gross loans outstanding totaled $123.3 million and $128.1 million, respectively within the following loan categories:

	March 31, 2007		December 31, 2006
(dollars in thousands)	Amount Outstanding	Percent of Total	Amount Outstanding Outstanding	Percent of Total
Commercial (1)	$70,320	57.0%	$92,849	72.4%
Real estate mortgage (2)	39,080	31.7%	25,438	19.9%
Consumer and Other (3)	13,872	11.3%	9,848	7.7%
	123,272	100.0%	128,135	100.0%
Less - net unearned fee income	(157)		(155)
Less - allowance for loan losses	(1,685)		(1,668)
Loans, net	$121,430		$126,312

(1)	Unsecured commercial loan balances were approximately $22.9 million and $33.1 million at March 31, 2007 and December 31, 2006, respectively.
(2)	Real estate loans include commercial properties, multi-family residences and single-family residences.
(3)	Unsecured consumer loan balances were approximately $7.6 million and $2.7 million at March 31, 2007 and December 31, 2006, respectively.

There were no nonaccrual loans at March 31, 2007 and December 31, 2006.

The following is a summary of activity for the allowance for loan losses for the three months ended March 31, 2007 and 2006.

(in thousands)	Three months ended March 31, 2007	Three months ended March 31, 2006
Balance at beginning of period	$1,668	$1,164
Provision for loan losses	17	-
Charge offs	-	-
Recoveries	-	-
Balance at end of period	$1,685	$1,164

An allowance for losses on undisbursed commitments to extend credit of $143,000 and $127,000 at March 31, 2007 and December 31, 2006, respectively, is primarily related to commercial and home equity lines of credit and letters of credit which amounted to $56,632,000 and $52,066,000 at March 31, 2007 and December 31, 2006, respectively. The inherent risk associated with the loan is evaluated at the same time the credit is extended. However, the allowance held for the commitments is reported in other liabilities within the accompanying Statements of Financial Condition, and not as part of the allowance for loan losses in the above table.

(5)    Deposits

The following table reflects the summary of deposit categories by dollar and percentage at March 31, 2007 and December 31, 2006:

	March 31, 2007		December 31, 2006
		Percent of		Percent of
(dollars in thousands)	Amount	Total	Amount	Total
Non-interest-bearing demand deposits	$36,706	22.2%	$29,929	20.6%
Interest-bearing demand deposits	4,215	2.6%	4,348	3.0%
Savings and money market demand deposits	52,648	31.8%	30,977	21.4%
Certificates of deposit	71,866	43.4%	79,833	55.0%
	$165,435	100.0%	$145,087	100.0%

The aggregate amount of certificates of deposits of $100,000 or more at March 31, 2007 and December 31, 2006 was $58,099,000 and $61,629,000, respectively. At March 31, 2007, the Bank had three deposits from the State of California Treasurer’s Office totaling $25 million representing 15.1% of total deposits. The State of California Treasurer’s Office deposits are scheduled to mature as follows: $5 million on June 22, 2007; $10 million on July 5, 2007; and $10 million on September 13, 2007.

At March 31, 2007, the maturity distribution of certificates of deposit of  $100,000 or more was as follows: $51,985,000 maturing in six months or less and $6,114,000 maturing in six months to one year.

The table below sets forth the amount and remaining maturities of our certificates of deposit at March 31, 2007.

		Greater than
		Six months
	Six months	through	Greater than
(dollars in thousands)	and less	one year	one year
0.00% to 2.99%	$112	$-	$-
3.00% to 3.99%	706	-	-
4.00% to 4.99%	7,245	-	-
5.00% to 5.50%	57,581	6,222	-
Total	$65,644	$6,222	$-

(6)    Borrowings

At March 31, 2007, the Bank had approximately $6.4 million in borrowing capacity at the Federal Home Loan Bank of San Francisco as well as $30 million in Federal fund lines of credit available with other correspondent banks in order to disburse loan commitments and to satisfy demands for deposit withdrawals. Each of these lines of credit is subject to conditions that the Bank may not be able to meet at the time when additional liquidity is needed.  The Bank did not have any borrowings outstanding at March 31, 2007 or December 31, 2006.

(7)    Commitment and Contingencies

Commitments to Extend Credits

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve various levels and elements of credit and interest rate risk in excess of the amount recognized in the accompanying financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. As of March 31, 2007, the Bank had $52.2 million of commitments to extend credit to customers and $4.4 million in standby/commercial letters of credit. The Bank also guarantees the outstanding balance on credit cards offered at the Bank, but underwritten by another financial institution.  The outstanding balances on these credit cards were $13,000 as of March 31, 2007.

Litigation

The Bank from time to time is party to lawsuits, which arise out of the normal course of business. As of March 31, 2007, the Bank did not have any litigation that will have a material impact on the Statements of Financial Condition or Statements of Operations.

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

FORWARD-LOOKING STATEMENTS

The following represents management’s discussion and analysis of the financial condition and operating results of 1st Century Bank, N.A, for the three month periods ended March 31, 2007 and 2006 and our financial condition, liquidity and capital resources at March 31, 2007 and December 31, 2006. The discussion should be read in conjunction with our Form 10-K for the year ended December 31, 2006 and the unaudited financial statements for the quarters ended March 31, 2007 and 2006 and the notes thereto appearing elsewhere in this Report.

Certain statements in this Report on Form 10-Q constitute “forward-looking statements” under the Private Securities Litigation Act of 1995, which involve risks and uncertainties. 1st Century Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. Forward-looking statements do not relate to historical or current facts and often include the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “could,” “would,” “should,” or “may.” Such forward-looking statements are based on current information and assumptions about future events over which we have no control and our business is subject to a number of risks and uncertainties that could cause our financial condition or operating results in the future to differ significantly from those expected at the current time. Factors that might cause such a difference include but are not limited to global, political and economic conditions, natural disaster, competition in the geographic and business areas in which we conduct our operations, fluctuations in interest rates, credit quality and government regulation as described further in our Form 10-K as filed with the Office of the Comptroller of the Currency on March 16, 2007, under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

OVERVIEW

The Bank is a full service commercial bank headquartered in the Century City area of Los Angeles, California. The Bank’s primary focus is relationship banking to family owned and closely held businesses, professional service firms, high net worth individuals, real estate investors, entrepreneurs, the legal, accounting, and medical professions and small and medium-sized businesses.  The Bank also provides a wide range of banking services to meet the financial needs of the local residential community, with an orientation primarily directed toward owners and employees of our business client base.

For the quarters ended March 31, 2007 and 2006, the Bank recorded net income of $164,000 and $274,000, respectively.  The quarterly net interest income was $2.3 million and $2.0 million for the three month periods ended March 31, 2007 and 2006, respectively, which represents an increase of $300,000 or 13.0%. The quarterly net interest margin was 4.32% and 4.88% for the three month periods ended March 31, 2007 and 2006, respectively, which represents a decrease of 0.56%.

The improvement in net interest income was primarily the result of the growth in earning assets when comparing the three month periods ended March 31, 2007 and 2006. The increase in total earning assets was primarily the result of the growth in average loans of $47.0 million and average Fed funds sold of $8.5 million.

From December 31, 2006 to March 31, 2007, total deposits grew $20.3 million.  This growth is the direct result of focusing on obtaining the operating accounts of our target clients.  The Bank’s founders and directors, which represent over one hundred leading business executives and professionals in many industries with extensive personal and business contacts and community relationships throughout the Los Angeles area is one of the strategies that remains to be fully utilized. The Bank’s strategy is to access the network of personal and professional relationships of its founders, directors and shareholders by providing banking products and services with the highest level of personal service.

The decrease in the net interest margin is primarily from the cost of interest-bearing deposits increasing from 2.42% to 4.26% for the three months ended March 31, 2006 to 2007, respectively, offset by an increase in yield on earning assets of 6.17% to 6.86% during the same period.  The Bank’s net interest income is subject to fluctuations in the rates offered on loans and deposits. Due to increased pricing pressures on the Bank’s loans and deposits, margin compression could continue should rates on earning assets not keep up with rates on deposits.

CRITICAL ACCOUNTING POLICIES

The significant accounting policies are described in Note 1 to the financial statements in the Bank’s Form 10-K for the year ended December 31, 2006.  We believe that the estimates and assumptions that require management’s most subjective judgments are most important to the portrayal of our financial condition and results of operations. These estimates and assumptions help form the basis for the accounting policies which are deemed to be the most critical to the Bank.

The allowance for loan losses is established through a provision for loan losses charged to operations. The provisions reflect management’s evaluation of the adequacy of the allowance based upon estimates used from historical peer group loan loss data because the Bank began operations in March 2004 and lacks sufficient historical data from the performance of loans in the loan portfolio. Management carefully monitors changing economic conditions, the concentrations of loan categories and collateral, the financial condition of the borrowers, the history of the loan portfolio, and historical peer group loan loss data to determine the adequacy of the allowance for loan losses. The allowance is based on estimates, and actual losses may vary from the estimates. No assurance can be given that adverse future economic conditions will not lead to delinquent loans, increases in the provision for loan losses and/or charge-off of loans. Management believes that the allowance as of March 31, 2007 is adequate to absorb known and inherent risks in the loan portfolio.

The Bank has established a deferred tax asset, the majority of which is represented by the cumulative net operating loss. In order for the Bank to utilize the benefit of the deferred tax asset, the Bank must generate aggregate taxable earnings equal to the amount of the deferred tax asset prior to expiration. Estimates of future taxable income are considered in evaluating if it is more likely than not that the benefit of the deferred tax asset will be realized. At March 31, 2007, a 100% valuation allowance has been established due to the fact that we cannot be assured of ongoing taxable earnings in the future.

SUMMARY OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

During the three month period ended March 31, 2007, net income was $164,000 or $0.02 per share compared to a net income of $274,000 or $0.03 per share for the three month period ended March 31, 2006.

Total assets at March 31, 2007 were $221.7 million representing an increase of approximately $20.9 million or 10.4% from $200.8 million reported at December 31, 2006. Gross loans at March 31, 2007 were $123.3 million, which represents a decrease of $4.8 million or 3.7% from $128.1 million at December 31, 2006. Total deposits increased approximately $20.3 million or 14.0% from $145.1 million at December 31, 2006 to $165.4 million at March 31, 2007.

Set forth below are certain key financial performance ratios and other financial data for the periods indicated:

	Three months ended	Three months ended
	March 31, 2007	March 31, 2006
Return on average assets (1)	0.31%	0.64%
Return on average stockholders’ equity (1)	1.20%	2.05%
Average equity to average assets	25.83%	31.22%
Net interest margin (2)	4.32%	4.88%
(1) Annualized results from Bank operations
(2) Net interest income annualized as a percentage of total average earning assets.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Our primary source of revenue is net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. For the three month periods ended March 31, 2007 and 2006, average interest-earning assets were $208.4 million and $167.0 million, generating net interest income of $2.3 million and $2.0 million, respectively. The increase in net interest income in 2007 reflects the substantial increase in interest-earning assets, primarily Fed funds sold and loans funded by deposit growth.  The growth in average interest-earning assets is 24.8% when comparing March 31, 2007 to March 31, 2006. Net interest income of $2.3 million for the three months ended March 31, 2007 reflects an increase of 15.0% compared to the three months ended March 31, 2006. The net interest margins and net interest spread are calculated on an annualized basis to equally compare 2007 to 2006.

For the three month periods ended March 31, 2007 and 2006, the net interest spread (annualized yield on interest-earning assets less the annualized rate paid on interest-bearing liabilities) was 2.59% and 3.75%, respectively.  The net interest margin (net interest income annualized divided by average interest-earning assets) was 4.32% compared to 4.88% for the three month period ended March 31, 2007 and 2006, respectively.

The decrease in the net interest spread and net interest margin, when comparing the period ended March 31, 2007 to the period ended March 31, 2006, was primarily due to: (i) the decrease in the average balances of mortgage backed securities as a percentage of the earning assets; (ii) the leveling off of the prime rate, which is the primary index for the majority of our loan portfolio; (iii) an increase in the average balances of certificates of deposits at higher rates, as a percentage of interest-bearing liabilities; and (iv) an increased upwards pressure on rates for money market deposits.

The following table sets forth 1st Century Bank’s average balance sheet, average yields on earning assets, average rates paid on interest-bearing liabilities, net interest margins and net yields on interest-earning assets for the three month periods ended March 31, 2007 and March 31, 2006:

	Three months ended March 31,
	2007			2006
(dollars in thousands)	Average	Quarterly	Annualized	Average	Quarterly	Annualized
Assets	Balance	Inc/Exp	Yield	Balance	Inc/Exp	Yield
Federal funds sold	$30,113	$388	5.16%	$21,570	$235	4.36%
Interest-earning deposits at other fin inst	416	3	3.20%	4,815	52	4.32%
U.S. Gov't Treasuries	137	2	4.69%	101	1	3.51%
U.S. Gov't-Sponsored Agencies	4,716	45	3.82%	9,485	79	3.32%
Mortgage-backed securities	39,479	476	4.83%	44,818	522	4.66%
Federal Reserve Bank stock	1,649	25	5.92%	1,610	24	5.92%
Federal Home Loan Bank stock	874	2	0.96%	461	6	5.32%
Loans	131,060	2,634	8.04%	84,105	1,655	7.87%
Earning assets	208,444	3,575	6.86%	166,965	2,574	6.17%
Other assets	5,575	-		4,824	-
Total assets	$214,019			$171,789
Liabilities
Interest checking (NOW)	$3,494	5	0.61%	$5,624	9	0.65%
Money market deposits	41,124	318	3.08%	46,017	179	1.55%
Savings	544	-	0.50%	625	-	0.49%
CDs	78,819	999	5.07%	36,639	349	3.81%
Total interest-bearing deposits	123,981	1,322	4.26%	88,905	537	2.42%
Demand deposits	33,886	-	0.00%	27,580	-	0.00%
Other liabilities	1,818			1,941
Equity	54,334			53,363
Total liabilities & equity	$214,019			$171,789

Net interest income / spread		$2,253	2.59%		$2,037	3.75%
Net interest margin			4.32%			4.88%

The following table reflects the changes in interest income, including loan fees, and interest paid in the three month periods ended March 31, 2007 to 2006 and the extent to which those changes were attributable to changes in volumes of or changes in rates earned on interest earning assets and changes in volume of and rates paid on interest-bearing liabilities.

Changes in interest earned and interest paid due to the mix of earning assets and interest-bearing liabilities have been allocated to the change due to volume and the change due to rate in proportion to the relationship of the absolute dollar amounts of the changes in each.

	2007 Compared to 2006
	Increase (Decrease)
	due to Changes in
			Total
			Increase
(dollars in thousands)	Volume	Rate	(Decrease)
Interest income:
Federal funds sold	$110	$43	$153
Interest-earning deposits at other financial institutions	(35)	(14)	(49)
U.S. Gov’t Treasuries	1	-	1
U.S. Gov’t-Sponsored Agencies	(46)	12	(34)
Mortgage-backed securities	(64)	18	(46)
Federal Reserve Bank stock	1	-	1
Federal Home Loan Bank stock	1	(5)	(4)
Loans	944	35	979
Total increase in interest income	912	89	1,001

Interest expense:
Interest checking (NOW)	(3)	(1)	(4)
Savings and money market deposits	(37)	176	139
CD’s	534	116	650
Total increase in interest expense	494	291	785
Net increase in net interest income	$418	$(202)	$216

NON-INTEREST INCOME

Non-interest income increased to $175,000 from $24,000 for the three month periods ended March 31, 2007 and 2006, respectively.  The $151,000 increase was primarily due to syndication fees totaling $125,000.  The syndication fees were related to two loans in which the Bank provided syndication services for other financial institutions.  A syndicated loan is a loan in which the Bank sources, arranges, and manages a multi-bank facility.

NON-INTEREST EXPENSES

Total non-interest expenses were $2.2 million and $1.8 million for the three month periods ended March 31, 2007 and 2006, respectively. Compensation and benefits are the primary expenses totaling $1.2 million and $1.1 million for the three month periods ended March 31, 2007 and 2006, respectively. Additionally, adding to the increase in total non-interest expenses were professional fees totaling $451,000 and $145,000 for the three month periods ended March 31, 2007 and 2006, respectively. The increase in compensation and benefits was primarily from adding additional personnel focused on loan and deposit growth. Professional fees include audit, consultant and legal fees, which have all increased over the previous period due to the regulatory and compliance activities, primarily related to the Sarbanes-Oxley Act of 2002.

1st Century has a non-cancelable ten year lease for the branch and administrative offices that will expire June 2014.  The future commitments are approximately $3.7 million at March 31, 2007.

FINANCIAL CONDITION

ASSETS

At March 31, 2007, the Bank had $221.7 million in total assets compared to $200.8 million at December 31, 2006 and $170.7 million at March 31, 2006.  This represents an increase of $20.9 million or 10.4% from $200.8 million at December 31, 2006 and a $51.0 million or 29.8% increase from $170.7 million at March 31, 2006. The increase in total assets of $20.9 million from December 31, 2006 was funded by the ongoing growth of $20.3 million in total deposits.

The following summarizes the interest-earning assets:
	March 31,	December 31,
(dollars in thousands)	2007	2006
Federal funds sold	$52,395	$16,505
Interest-earning deposits at other financial institutions	119	123
Investments – available for sale, at estimated fair value	32,015	42,406
Investments – held to maturity, at amortized cost	6,118	6,270
Gross Loans	123,272	128,135

INVESTMENT  SECURITIES

The securities in which we generally invest are United States Agency obligations with relatively short-term maturities and United States Agency pass-through securities (mortgage-backed securities). Expected maturities of the United States Agency obligations may change due to the issuer’s right to call the bond. Expected maturities of the mortgage backed securities may change with respect to the borrower’s right to early payoff or pay down faster than normal prepayment.

 The following is a summary of the Investment portfolio’s unrealized gains and (losses) at March 31, 2007:

	March 31, 2007
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Available-for-Sale	Cost	Gains	Losses	Value
U.S. Govt and Federal Agency Securities	$3,000	$-	$(41)	$2,959
Mortgage-backed securities	28,671	-	(473)	28,198
Collateralized Mortgage Obligations	858	-	-	858
Total	$32,529	$-	$(514)	$32,015

	March 31, 2007
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Held-to-Maturity	Cost	Gains	Losses	Value
U.S. Govt and Federal Agency Securities	$197	$-	$-	$197
Mortgage-backed securities	1,365	-	(36)	1,329
Collateralized Mortgage Obligations	4,556	40	(11)	4,585
Total	$6,118	$40	$(47)	$6,111

	December 31, 2006
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Available-for-Sale	Cost	Gains	Losses	Value
U.S. Govt and Federal Agency Securities	$7,001	$-	$(58)	$6,943
Mortgage-backed securities	31,679	10	(570)	31,119
Collateralized Mortgage Obligations	4,333	13	(2)	4,344
Total	$43,013	$23	$(630)	$42,206

	December 31, 2006
(dollars in thousands)		Gross	Gross
Investments-	Amortized	Unrealized	Unrealized	Fair
Held-to-Maturity	Cost	Gains	Losses	Value
U.S. Govt and Federal Agency Securities	$100	$-	$-	$100
Mortgage-backed securities	1,421	-	(43)	1,378
Collateralized Mortgage Obligations	4,749	20	(19)	4,750
Total	$6,270	$20	$(62)	$6,228

The amortized cost and fair value of investment securities by contractual maturity and weighted average yields at March 31, 2007 are as follows below:

(dollars in thousands)
Held-to-Maturity	1Year or Less	Weighted Average Yield	After 1 Through 5 Years	Weighted Average Yield	After 5 Through 10 Years	Weighted Average Yield	After 10 Years	Weighted Average Yield	Total	Weighted Average Yield
US Government Agency	$197	4.99%	$-	-%	$-	-%	$-	-%	$197	4.99%
Mortgage-backed Securities	-	-	-	-	-	-	1,365	4.57	1,365	4.57
Collateralized Mortgage Obligations	-	-	-	-	-	-	4,556	5.10	4,556	5.10
Total	$197	4.99%	$-	-%	$-	-%	$5,921	4.98%	$6,118	4.98%

Available-for-Sale
US Government Agency	$2,959	3.36%	$-	-%	$-	-%	$-	-%	$2,959	3.36%
Mortgage-backed Securities	-	-	4,520	3.34	8,070	4.55	15,607	4.89	28,198	4.54
Collateralized Mortgage Obligations	-	-	-	-	-	-	858	5.54	858	5.54
Total	$2,959	3.36%	$4,520	3.34%	$8,070	4.55%	$16,465	4.92%	$32,015	4.46%

LOANS

Total gross loans decreased $4.8 million or 3.7% from $128.1 million at December 31, 2006 to $123.3 million at March 31, 2007. The following is a summary of the loan categories at the period ended:

	March 31, 2007		December 31, 2006
(dollars in thousands)	Amount Outstanding	Percent of Total	Amount Outstanding Outstanding	Percent of Total
Commercial (1)	$70,320	57.0%	$92,849	72.4%
Real estate mortgage (2)	39,080	31.7%	25,438	19.9%
Consumer and Other (3)	13,872	11.3%	9,848	7.7%
	123,272	100.0%	128,135	100.0%
Less - net unearned fee income	(157)		(155)
Less - allowance for loan losses	(1,685)		(1,668)
Loans, net	$121,430		$126,312

(1)	Unsecured commercial loan balances were approximately $22.9 million and $33.1 million at March 31, 2007 and December 31, 2006, respectively.
(2)	Real estate loans include commercial properties, multi-family residences and single-family residences.
(3)	Unsecured consumer loan balances were approximately $7.6 million and $2.7 million at March 31, 2007 and December 31, 2006, respectively.

ALLOWANCE FOR LOAN LOSSES

The Bank maintains an allowance for loan losses at an amount which it believes is sufficient to provide adequate protection against losses inherent in the portfolio as of the balance sheet date. Management’s periodic evaluation of the adequacy of the allowance is based on such factors as known and inherent risks in the portfolio, adverse situations that have occurred but are not yet known that may affect the borrower’s ability to repay and economic conditions. As management utilizes information currently available to evaluate the allowance for loan losses, the allowance for loan losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors.

During the time the Bank holds collateral, it is subject to credit risks, including risks of borrower defaults, bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes, floods or fire). Although management will establish an allowance for loan losses that it considers adequate, there can be no assurance that the established allowance for loan losses will be sufficient to offset losses on loans in the future.

At March 31, 2007, there were $123.3 million in gross loans outstanding and $52.2 million in commitments to fund loans and $4.4 million in commercial and standby letters of credit.  The provisions for off-balance sheet commitments were $143,000 and $127,000 at March 31, 2007 and December 31, 2006, respectively, and were included in Other Liabilities. No loans were charged off nor were any recoveries made during the three period ended March 31, 2007. The following is a summary of the allowance for loan losses for the three month periods ended as of March 31, 2007 and 2006.

(in thousands)	Three months ended March 31, 2007	Three months ended March 31, 2006
Balance at beginning of period	$1,668	$1,164
Provision for loan losses	17	-
Charge offs	-	-
Recoveries	-	-
Balance at end of period	$1,685	$1,164

DEPOSITS

Total deposits increased $20.3 million or 14.0% from $145.1 million at December 31, 2006 to $165.4 million at March 31, 2007 and the following table reflects the summary of deposit categories by dollar and percentage:

	March 31, 2007		December 31, 2006
		Percent of		Percent of
(dollars in thousands)	Amount	Total	Amount	Total
Non-interest-bearing demand deposits	$36,706	22.2%	$29,929	20.6%
Interest-bearing demand deposits	4,215	2.6%	4,348	3.0%
Savings and money market demand deposits	52,648	31.8%	30,977	21.4%
Certificates of deposit	71,866	43.4%	79,833	55.0%
	$165,435	100.0%	$145,087	100.0%

The table below sets forth the amount and remaining maturities of our certificates of deposit at March 31, 2007. At March 31, 2007, the Bank had three deposits from the State of California Treasurer’s Office totaling $25 million representing 15.1% of total deposits. The State of California Treasurer’s Office deposits are scheduled to mature as follows: $5 million on June 22, 2007; $10 million on July 5, 2007; and $10 million on September 13, 2007.

		Greater than
		Six months
	Six months	through	Greater than
(dollars in thousands)	and less	one year	one year
0.00% to 2.99%	$112	$-	$-
3.00% to 3.99%	706	-	-
4.00% to 4.99%	7,245	-	-
5.00% to 5.50%	57,581	6,222	-
Total	$65,644	$6,222	$-

The following table reflects the quarterly average balances with the corresponding weighted average interest rate (WAIR) paid on the deposit categories at March 31, 2007 and 2006:

	March 31, 2007		March 31, 2006
(dollars in thousands)	Average	WAIR	Average	WAIR
Non-interest-bearing demand deposits	$33,886	0.00%	$27,580	0.00%
Interest-bearing demand deposits	3,494	0.61%	5,624	0.65%
Savings and money market demand deposits	41,668	3.05%	46,642	1.55%
Certificates of deposit	78,819	5.07%	36,639	3.81%
	$157,867	3.35%	$116,485	1.84%

LIQUIDITY

Liquidity, as it relates to banking, is the ability to meet loan commitments and to honor deposit withdrawals through either the sale or maturity of existing assets or the acquisition of additional funds through deposits or borrowing. The main sources of funds to provide liquidity are maturities of overnight Federal funds sold, maturities of investments, loan repayments, and increases in deposits.  The Bank also maintains lines of credit with the Federal Home Loan Bank and other correspondent financial institutions.

The liquidity ratio (the sum of cash, Federal funds sold, and available-for-sale investments, excluding pledged amounts, divided by total assets) was 29.1% at March 31, 2007 and 16.8% at December 31, 2006.  At March 31, 2007, we had approximately $6.4 million in borrowing capacity at the Federal Home Loan Bank of San Francisco as well as $30 million in Federal fund lines of credit available with other correspondent banks in order to disburse loan commitments and to satisfy demands for deposit withdrawals. Each of these lines of credit is subject to conditions that the Bank may not be able to meet at the time when additional liquidity is needed.

CAPITAL RESOURCES

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet the minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items that are calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Quantitative measures are established by regulation to ensure capital adequacy which requires the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk weighted assets and of Tier I capital to average assets.  The regulatory capital guidelines as well as the Bank’s actual capitalization for the Bank as of March 31, 2007, are as follows:

	Requirement
	Adequately Capitalized	Well Capitalized	Bank

Total risk-based capital ratio	8.0%	10.0%	36.71%
Tier 1 risk-based capital ratio	4.0%	6.0%	35.53%
Tier 1 leverage capital ratio	4.0%	5.0%	25.69%

ITEM 3. Quantitative and Qualitative Disclosures About Market Risk

INTEREST RATE RISK MANAGEMENT

The Bank’s current business plan is subject to interest rate risk, which is the impact that changes in interest rates would have on future earnings. The Management Asset/Liability committee manages interest rate risk, including interest rate sensitivity and the repricing characteristics of assets and liabilities. The principal objective of asset/liability management is to maximize net interest income within acceptable levels of risk established by policy. Interest rate risk is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings. Net interest income is the primary source of earnings and is affected by interest rate movements. Changes in interest rates have a lesser impact the more that assets and liabilities reprice in approximately equivalent amounts at basically within the same time intervals. Disproportionate balances in these repricing opportunities at any point in time constitute interest sensitivity gaps, which is the difference between interest sensitive assets and interest sensitive liabilities. The models’ static measurements are best used as early indicators of potential interest rate exposures and do not reflect the results of any projected activity.

An asset sensitive gap is an excess amount of interest sensitive assets over interest sensitive liabilities, whereas a liability sensitive gap is an excess of interest sensitive liabilities over interest sensitive assets. A mismatched gap position generally indicates the changes in income from interest-earning assets are not completely proportionate to changes in the cost of interest-bearing liabilities in a changing rate environment, resulting in net interest income volatility. Generally, if rate sensitive assets exceed rate sensitive liabilities, net interest income will be positively impacted during a rising interest rate environment and negatively impacted during a declining interest rate environment. On the other hand, if rate sensitive liabilities exceed rate sensitive assets, net interest income will be positively impacted during a declining interest rate environment and negatively impacted in an increasing interest rate environment. Net interest income volatility risk can be mitigated by various strategies, including the administration of liability costs and the reinvestment of asset maturities. Although assets and liabilities products offered by depository institutions may respond differently to changes in the interest rate environment, the “gap” between assets and liabilities is only a general indicator of interest rate sensitivity and how volatile our net interest income might be affected by changing interest rates. Furthermore, the prepayment of loans and securities available for sale, and early withdrawals of certificates of deposit, may change the interest sensitivity.

The following table sets forth the distribution of rate sensitive assets and liabilities at the date indicated:

RATE SENSITIVITY

March 31, 2007
(Dollars in thousands)	Three Months Or Less	Over Three Through Twelve Months	Over One Year Through Five Years	Over Five Years	Total
Assets
Federal funds sold	$52,395	$-	$-	$-	$52,395
Interest-bearing balances and other short-term investments	119	-	-	-	119
Investments	-	3,157	4,520	30,456	38,133
Federal Reserve Bank and Federal Home Loan Bank stock	-	-	-	2,530	2,530
Loans, gross	79,869	8,931	20,757	13,558	123,115
Rate Sensitive Assets	132,383	12,088	25,277	46,544	216,293

Liabilities
Interest-bearing demand deposits	4,214	-	-	-	4,214
Savings and money market demand deposits	52,648	-	-	-	52,648
Certificates of deposit	49,707	22,159	-	-	71,866
Other borrowings	-	-	-	-	-
Rate Sensitive Liabilities	106,570	22,159	-	-	128,729

Interval Gaps:
Interest rate sensitivity gap	$25,814	$(10,071)	$25,277	$46,544	$87,564
Rate sensitive assets to rate sensitive liabilities	124%	55%	N/A	N/A	168%

Cumulative Gaps:
Cumulative interest rate sensitivity gap	$25,814	$15,743	$41,020	$87,564	$87,564
Rate sensitive assets to rate sensitive liabilities	124%	112%	132%	168%	168%

The “Rate Sensitivity” table above reflects that the Bank was asset sensitive in each of the repricing periods except in the over three month through twelve months category. The assets and liabilities are classified by the earlier of the repricing or maturity date in accordance with the contractual terms of the assets.

ITEM 4. Controls and Procedures

As of the end of the quarter, the Bank established and evaluated, under the supervision and with the participation of the chief executive officer and principal accounting officer, the effectiveness of the design and operation of  disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as adopted by the OCC (the “Exchange Act”)).  We are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  Based on this evaluation, the chief executive officer and principal accounting officer have concluded that our disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed by the Bank in the periodic Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the Securities an Exchange Commission rules and forms, and to provide reasonable assurance that information required to be disclosed by us is accumulated and communicated to management, including the chief executive officer and principal accounting officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Controls

We established internal controls over financial reporting as part of the organization and there were no changes to our internal controls during our most recent fiscal quarter that would materially affect, or that would be reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1.	Legal Proceedings

Not applicable.

ITEM 1A.	Risk Factors

In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2006, which could materially affect our business, financial condition or results of operations. The risks described in our Annual Report on Form 10-K are not the only risks facing the Bank. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition or results of operations.

ITEM 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

ITEM 3.	Defaults Upon Senior Securities

Not applicable.

ITEM 4.	Submission of Matters to a Vote of Security Holders

Not applicable.

ITEM 5.	Other Information

Not applicable.

ITEM 6.	Exhibits

31.1	Chief Executive Officer Certification required under Section 302 of the Sarbanes–Oxley Act of 2002.

31.2	Controller Certification required under Section 302 of the Sarbanes–Oxley Act of 2002.

32.1	Chief Executive Officer Certification required under Section 906 of the Sarbanes–Oxley Act of 2002.

32.2	Controller Certification required under Section 906 of the Sarbanes–Oxley Act of 2002.

SIGNATURES

In accordance with section 13 or 15(d) of the Securities Exchange Act, as adopted by the Comptroller, the registrant caused this report to be signed on its behalf by the undersigned, thereunto authorized, on the 15th day of May, 2007.

1ST CENTURY BANK, NATIONAL ASSOCIATION

By:	/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

By:	/s/ Lloyd Y. Moromisato
Lloyd Y. Moromisato
Vice-President and Controller

EXHIBIT 31.1

CERTIFICATIONS

We, Alan Rothenberg and Jason DiNapoli, certify, that:

1.      We have reviewed this report on Form 10-Q of 1st Century Bank, National Association;

2.      Based on our knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.      Based on our knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.      We and the registrant’s other certifying officer are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)           Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)           Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)           Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)           Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.      We and the registrant’s other certifying officer have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)           All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)           Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2007	/s/ Alan I. Rothenberg
Alan I. Rothenberg, Chairman and
Chief Executive Officer
Date: May 15, 2007
/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

EXHIBIT 31.2

CERTIFICATIONS

I, Lloyd Y. Moromisato, certify, that:

1.      I have reviewed this report on Form 10-Q of 1st Century Bank, National Association;

2.      Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.      Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.      The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)           Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)           Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)           Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)           Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.      The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a)           All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)           Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2007	/s/ Lloyd Y. Moromisato
Lloyd Y. Moromisato
Vice President and Controller

EXHIBIT 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION §1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of 1st Century Bank, National Association (the “Bank”) on Form 10-Q for the quarter ended March 31, 2007, as filed with the Office of the Comptroller of the Currency on the date hereof (the “Report”), I, Alan I. Rothenberg, Chairman and Chief Executive Officer of the Bank, and I, Jason P. DiNapoli, President and Chief Operating Officer of the Bank, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge that:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.

Date: May 15, 2007	/s/ Alan I. Rothenberg
Alan I. Rothenberg
Chairman and Chief Executive Officer

Date: May 15, 2007
/s/ Jason P. DiNapoli
Jason P. DiNapoli
President and Chief Operating Officer

EXHIBIT 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION §1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of 1st Century Bank, National Association (the “Bank”) on Form 10-Q for the quarter ended March 31, 2007, as filed with the Office of the Comptroller of the Currency on the date hereof (the “Report”), I, Lloyd Y. Moromisato, Vice President and Controller of the Bank, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge that:

(1)           The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.

Date: May 15, 2007	/s/ Lloyd Y. Moromisato
Lloyd Y. Moromisato
Vice President and Controller